CMA Muni-State Municipal Series Trust
Series Number: 7
File Number: 811-5011
CIK Number: 810598
CMA Massachusetts Municipal Money Fund
For the Period Ending: 03/31/2001

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the year ended March 31, 2001.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/07/2000	$ 10,000	Massachusetts State IPA, New England	4.00%	06/21/2000
07/12/2000	5,600	Massachusetts State IPA, New England	4.10	09/06/2000
08/15/2000	2,800	Massachusetts State IPA, New England	4.15	10/23/2000
08/21/2000	10,000	Massachusetts State IPA, New England	4.15	09/06/2000
09/06/2000	15,600	Massachusetts State IPA, New England	4.00	10/02/2000
10/23/2000	2,800	Massachusetts State IPA, New England	4.25	11/14/2000
11/10/2000	7,800	Massachusetts State IPA, New England	4.45	02/08/2001
11/14/2000	12,600	Massachusetts State IPA, New England	4.45	02/12/2001
02/12/2001	12,600	Massachusetts State IPA, New England	3.50	04/09/2001

Last Updated on 05/30/2001
By Win95 User